Exhibit 10.30

WORLDCOM, INC.

SEVERANCE PLAN

RESTATED AS OF JANUARY 1, 2001

WORLDCOM, INC. SEVERANCE PLAN

INTRODUCTION

The MCI WORLDCOM, Inc. Severance Plan (the “Plan”) was adopted, effective September 15, 1999, by WorldCom, Inc. (the “Company”), which then was named MCI WORLDCOM, Inc. The Plan is hereby restated, effective January 1, 2001, to reflect the new company name of WorldCom, Inc. and new Plan name of WorldCom, Inc. Severance Plan. The Company intends this plan to be an “employee welfare benefit plan” as defined in section 3(1) of ERISA. The Plan must be interpreted and administered in a manner that is consistent with that intent.

ARTICLE 1

DEFINITIONS

For the purposes of this Plan, the following terms will have the meanings set forth below:

1.1 Affiliate means any wholly owned subsidiary of the Company incorporated under the laws of any of the United States, any of the provinces of Canada or Puerto Rico and each foreign subsidiary that employs United States citizens who are assigned by the Company to the foreign subsidiary but, for such foreign subsidiary, only with respect to its assigned U.S. citizen employees.

1.2 Break-in-Service means any month during which an Employee fails to complete any paid working time for performance of duties for an Employer. An authorized absence, including a leave of absence, will not be deemed a Break-in-Service.

1.3 Code means the Internal Revenue Code of 1986, as amended.

1.4 Committee means the committee designated pursuant to Article 4 of the Plan, or its delegate, to administer the Plan in accordance with its terms.

1.5 Company means WorldCom, Inc.

1.6 Comparable Job means a job with an Employer at Compensation equal to at least 90% of the Employee’s Compensation on the Employee’s Termination of Employment and which does not require Relocation.

1.7 Compensation means:

a. For Employees with a base salary:

The annual rate of base salary payable to an Employee immediately prior to his or her Termination of Employment. For an Employee whose base salary is determined on an hourly basis rather than an annual rate, the Employee’s base salary will be annualized by multiplying the Employee’s hourly rate of pay by the number of regular work hours in one week, and then multiplying by fifty-two (52). Compensation will not include overtime, cash bonuses (including referral bonuses), incentive pay, commissions, shift premium differentials, pay in lieu of vacation, patent and award fees, income from sources outside the United States which is excludable for federal income tax purposes, reimbursement of expenses and living allowances, education allowances and special of like nature, disability benefits, fringe benefits, deferred compensation, any form of stock based compensation, other distributions which receive special tax benefits, amounts paid for services rendered as an independent contractor, or special allowances, expense reimbursement and other similar payments to Employees participating in the international assignment program and any other form of compensation except base salary as set forth in this Plan section 1.8.

b. For Employees in direct sales with no base salary:

The annualized commissions paid to the Employee using the actual commissions paid to such Employee in the three (3) full months prior to his or her Termination of Employment. Compensation will not include cash bonuses (including referral bonuses), incentive pay, shift premium differentials, pay in lieu of vacation, patent and award fees, income from sources outside the United States which is excludable for federal income tax purposes, reimbursement of expenses and living allowances, education allowances and special payments of like nature, disability benefits, fringe benefits, deferred compensation, any form of stock based compensation, other distributions which receive special tax benefits, amounts paid for services rendered as an independent contractor, or special allowances, expense reimbursement and other similar payments to Employees participating in the international assignment program and any other form of compensation except commissions as set forth in this Plan section 1.8.

1.8 Effective Date of the Plan means September 15, 1999. Effective date of this restatement means January 1, 2001.

1.9 Employee means any individual employed by an Employer on a full-time, regular basis, excluding interns, employees who are designated as temporary by the human resources department, and individuals who are members of a collective bargaining unit, unless the collective bargaining agreement expressly provides that the individuals are Employees for the purposes of the Plan.

1.10 Employer means the Company and each of its Affiliates.

1.11 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.12 Extension of Coverage Benefit means the medical and dental benefits that an Employee is entitled to receive pursuant to Article 3 of the Plan.

1.13 HRO means the Company’s most senior human resources officer.

1.14 Month’s Pay means an Employee’s Compensation divided by twelve (12).

1.15 Month(s) of Service means any month during which an Employee completes any paid working time for performance of duties for an Employer or is on an authorized leave of absence, unless otherwise excluded by this Plan.

1.16 Plan means this WorldCom, Inc. Severance Plan, as amended and/or restated from time to time.

1.17 Relocation means a new job location which is at least fifty (50) more miles from the Employee’s current residence than the Employee’s present job location.

1.18 Severance Pay Benefit means the benefit that an Employee is entitled to receive pursuant to Article 2 of the Plan.

1.19 Severance Period means the period following Termination of Employment corresponding to the number of Week’s Pay or Month’s Pay upon which an Employee’s Severance Pay Benefit is based.

1.20 Termination of Employment means the last day of work for the Employee as designated by the Employer, notwithstanding any other compensation or benefits to which the Employee may be entitled after such date.

1.21 Week’s Pay means an Employee’s annualized Compensation divided by fifty-two (52).

1.22 Year(s) of Service means the number of Months of Service divided by twelve (12). Subject to Plan section 7.1, employment prior to a Break-in-Service will not be used in calculating Year(s) of Service. Notwithstanding anything to the contrary in the immediately preceding sentence; in calculating Year(s) of Service, (a) an employee of WorldCom, Inc. or its subsidiaries who (i) was rehired within two years of his or her Break-in-Service, (ii) whose previous service as of the date of rehire was approved for credit and (iii) whose period of employment after rehire was at least 12 months, will receive credit for all Months of Service worked through November 5, 1996; and (b) Months of Service credited through November 16, 1998 to an employee of MCI Communications Corporation or its subsidiaries will be used in calculating Year(s) of Service if the employee (x) was rehired during the Severance Period and (y) his or her previous service as of the date of rehire was approved for credit.

ARTICLE 2

SEVERANCE PAY BENEFIT

2.1 Qualification.

(a) An Employee is eligible for a Severance Pay Benefit under this Plan if the Employee’s employment is permanently terminated by an Employer as the result of:

(1) the occurrence of one of the following events (as determined by the Employer):

a. an Employer reduction in force, or

b. the elimination of the Employee’s present job position.

(2) the Employee’s prior job position not being available when the Employee attempts to return to work within six (6) months, or such longer period as may be required by law, from his or her last day of work from an approved leave of absence and no Comparable Job is offered to the Employee.

(b) Notwithstanding anything to the contrary in 2.1(a), an Employee will not be eligible for a Severance Pay Benefit under this Plan as the result of:

(1) termination of the Employee’s employment if:

a. he or she accepts any position with an Employer, or

b. he or she receives a Comparable Job offer, or

(2) the sale or other disposition of all of the stock or all or a portion of the business of an Employer, or merger of an Employer into or with another corporation, whether by sale of stock or assets or otherwise. The mere fact of a change in control, or sale or other disposition of all or a portion of any Employer will not be deemed a Termination of Employment for purposes of qualifying for a Severance Pay Benefit under this Plan; or,

(3) the Employee’s retirement, disability, death, resignation, or discharge with or without cause for any reason other than set forth in Plan section 2.1 (a); or,

(c) Notwithstanding anything to the contrary in this Plan, payment of a Severance Pay Benefit is conditioned upon:

(1) the Employee’s execution of a general release of all claims against his or her Employer and the Company in a form acceptable to the Company; and

(2) the Employee’s continued and acceptable performance of services for the Employer through the date for Termination of Employment chosen by the Employer.

In the event that the Employee does not execute the general release or continue to perform services through Termination of Employment, any Severance Pay Benefit which would otherwise have been payable to the Employee under this Plan shall be forfeited.

2.2 Severance Pay Benefit Formula. If a terminated Employee has qualified for a Severance Pay Benefit under this Plan, such Severance Pay Benefit will equal:

a. For each non-exempt Employee, two (2) Weeks’ Pay, plus one Week’s Pay for each of the Employee’s whole Years of Service, but in no event less than six (6) Weeks’ Pay;

b. For each exempt Employee, except those listed in paragraphs c. through f. below, four (4) Weeks’ Pay, plus one Week’s Pay for each of the Employee’s whole Years of Service, but in no event less than eight (8) Weeks’ Pay;

c. For each Employee who holds the job title of Director of an Employer, six (6) Weeks’ Pay, plus one Week’s Pay for each of the Employee’s whole Years of Service, but in no event less than three (3) Months’ Pay;

d. For each Employee who is a Vice President of an Employer, eight (8) Weeks’ Pay, plus one Week’s Pay for each of the Employee’s whole Years of Service, but in no event less than four (4) Months’ Pay; and

e. For each Employee who is a Senior Vice President or more senior officer of an Employer, twelve (12) Weeks’ Pay, plus one Week’s Pay for each of the Employee’s whole Years of Service, but in no event less than six (6) Months’ Pay.

Notwithstanding anything to the contrary in this Section 2.2, an Employee’s Severance Pay Benefit shall not exceed six (6) Months’ Pay.

If a terminated Employee qualifies for a Severance Pay Benefit under this Plan as a result of the acquisition of his employer by the Company or an Affiliate, and the Employee’s position with the acquired employer was equivalent to a position described in subsection c, d or e, above, then, regardless of whether the Employee’s previous job title indicated a higher or lower rank than the equivalent position described above, the Employee’s Severance Pay Benefit shall be calculated as though he held the title of director, vice president, senior vice president or more senior officer, as provided in c, d or e, whichever applies.

2.3 Time and Form of Payment. The Severance Pay Benefit payable under this Plan will be paid by the Employee’s Employer as soon as practicable (as determined by an Employer) after the Employee’s Termination of Employment, but in no event earlier than seven (7) days after the Employer’s receipt of the general release required under Section 2.1(c). Severance Pay

Benefits will be paid in a lump sum or installments, at the discretion of the Employer, and shall be subject to the withholding and offsets set forth in Plan section 2.5.

2.4 Death. If an Employee terminates employment and dies before receiving a Severance Pay Benefit to which he is entitled under the Plan, such Severance Pay Benefit will be paid to the following beneficiary(ies) in the following order of priority: the Employee’s surviving spouse, the Employee’s surviving children in equal shares, the Employee’s surviving parents, in equal shares, or the Employee’s estate. If the beneficiary survives the Employee, but dies prior to distribution of the Employee’s entire Severance Pay Benefit, such Severance Pay Benefit will be paid to the following beneficiary(ies) in the following order of priority: the beneficiary’s surviving spouse, the beneficiary’s surviving children in equal shares, the beneficiary’s surviving parents, in equal shares, or the beneficiary’s estate.

2.5 Withholding and Offsets. An Employer will have the right to take such action as it deems necessary or appropriate with respect to all or a portion of any Severance Pay Benefit payment to satisfy any requirement under federal, state or other tax law, or under any law relating to attachment, wage assignment, garnishment or similar procedures. Except as prohibited by state or other law, the Employer may withhold or make deductions from any Severance Pay Benefit payment in order to satisfy any amounts owed to the Employer by the Employee, including without limitation the portion of any medical or dental insurance premium which the Employee is responsible to pay.

2.6 Correction of Mistakes. In the event the Committee discovers a mistake that affects the amount of or an Employee’s rights to Severance Pay Benefits and/or Extension of Coverage Benefits, it will correct the mistake as soon as practicable in the manner it deems appropriate.

ARTICLE 3

EXTENSION OF COVERAGE BENEFIT

3.1 Qualification. An Employee will be entitled to the Extension of Coverage Benefit if he or she is entitled to a Severance Pay Benefit under Article 2 of this Plan.

3.2 Extension of Coverage Benefit. Except as provided in Section 3.5, an Employee’s Extension of Coverage Benefit will consist of the Employee’s continued medical and dental coverage pursuant to the Employee’s deemed COBRA election described in Section 3.3, and at the cost to the Employee described in Section 3.3. The Extension of Coverage Benefit will be provided beginning immediately after such coverage otherwise would and as a result of the Employee’s Termination of Employment and ending on the last day of the Employee’s Severance Period.

3.3 Deemed COBRA Election; Cost to Employee. Except as provided in Section 3.5, an Employee entitled to a Severance Pay Benefit will be deemed to have elected under COBRA to continue his or her medical and dental coverage in effect on the date of the Employee’s Termination of Employment, including dependent coverage. During the Employee’ Severance Period, the Employee will pay the cost for such coverage at the employee contribution rate then in effect for active employees for the same coverage. Payment of the Employee’s cost will be made by deduction from the Employee’s Severance Pay Benefit. After the end of the Employee’s Severance Period, the Employee will be responsible for paying the applicable premium for the COBRA continuation coverage.

3.4 Additional Benefit. Any additional benefit provided after an Employee’s Termination of Employment will be governed by and made available according to an Employer’s policies and procedures or, if applicable, the plan document for a particular benefit, and will not be considered to be part of or provided under this Plan.

ARTICLE 4

COMMITTEE

4.1 Appointment. The Plan shall be administered by a Committee of at least two (2) persons appointed by the HRO. Each member of the Committee may resign or be removed by the HRO with or without cause at any time. In the event of a resignation or removal, a successor will be appointed by the HRO; the remaining member or members will act as the Committee until the HRO appoints a successor. The members of the Committee will serve without compensation for their services.

4.2 Authority and Duties. The Committee shall have all the discretion and powers necessary or helpful to administer the Plan, including the power to delegate its responsibilities hereunder, and shall be the “administrator” with the meaning of ERISA. Not in limitation, but in amplification of the foregoing, the Committee shall have power to interpret or construe the Plan and to determine all questions that may arise hereunder as to the status and rights of Employees and others hereunder. The decisions or actions of such Committee or its delegate will be conclusive and binding upon all parties concerned. The Committee shall act by a majority (or by all members if there be only one or two members at such time) of the number of members constituting the Committee at the time of such action, and such action may be taken either by vote at a meeting or in writing without a meeting.

4.3 Indemnity of Committee. The Company indemnifies and saves harmless the members of the Committee, its delegates and each of them, from and against any and all loss resulting from liability to which the members of the Committee may be subjected by reason of any act or failure to act (except willful misconduct or gross negligence) in their official capacities in the administration of this Plan, including all expenses reasonably incurred in their defense, in case the Company fails to provide such defense. The indemnification provisions of this Section 4.3 do not relieve any Committee member from any liability he may have under ERISA for breach of a fiduciary duty. Furthermore, the Committee members and the Employer may execute a letter agreement further delineating the indemnification agreement of this Section 4.3, provided the letter agreement is consistent with and does not violate ERISA.

ARTICLE 5

AMENDMENT AND TERMINATION

5.1 Amendment. The Plan may be amended in whole or in part at any time with or without notice pursuant to the written action of the HRO.

5.2 Termination. The Plan may be terminated at any time by written action of the HRO. The Plan will be terminated automatically with respect to any Employer upon the termination of that Employer’s status as an Affiliate for any reason, and the employees of that former Employer will not be entitled to any benefits under this Plan.

ARTICLE 6

CLAIMS PROCEDURES

6.1 If a terminated Employee or his or her beneficiary (the “Claimant”) does not receive a benefit and believes he or she is entitled to a benefit, or if the Claimant receives a benefit that is different from the benefit to which the Claimant believes he or she is entitled, the Claimant may file a claim for benefits in the manner set forth below.

6.2 A claim for benefits under the Plan must be made in writing within sixty (60) days of the Employee’s Termination of Employment. Claims should be sent to the sub-committee established for this purpose. The sub-committee shall consist of no less than two (2) persons appointed by the Committee and shall have the authority described in 4.2 in carrying out its duties under this Article. Each claim will be granted or denied by the sub-committee within ninety (90) days of receipt of the claim, unless the sub-committee requires additional time (because of special circumstances) to consider the claim. If additional time is required, the sub-committee must notify the Claimant in writing before the end of ninety (90) days from the receipt of the claim. If additional time is required, the sub-committee must make a determination within one-hundred and eighty (180) days of receipt of the claim.

6.3 The sub-committee will notify the Claimant in writing of its decision. If a claim is denied in whole or in part, the notice will: set forth the specific reasons for denial of the claim; refer to the Plan provisions on which the decision is based; and include an explanation of the Plan’s appeals procedure along with the denial notice. If the sub-committee takes no action on a claim within ninety (90) days after receiving the request, or one-hundred eighty (180) days if the sub-committee requested additional time, the claim is considered to be denied.

6.4 If a claim is denied in whole or in part (“Denied Claim”), the Claimant may appeal in accordance with the following appeal procedures:

(a) The appeal of the Denied Claim must be made in writing to the Committee within sixty (60) days after notice of the denial is received by the Claimant or after the date the claim is deemed denied, or else the Claimant will lose his or her right to appeal. The appeal must contain all of the grounds upon which the appeal is based. Any facts in support of the appeal and any issues or comments which the Claimant considers relevant to the appeal must be stated. In preparing the appeal, the Claimant will be entitled to review any documents which are pertinent to the Denied Claim at the office of the Committee during regular business hours, upon reasonable notice to the Committee.

(b) The Committee must answer each appeal within sixty (60) days after receipt of the appeal, unless additional time is required because of special circumstances to process the appeal. If additional time is required, the Committee must notify the Claimant in writing within sixty (60) days from the receipt of the appeal. A decision must be delivered by the Committee to the Claimant as soon as possible, but not later than one-hundred twenty (120) days after the appeal is received by the Committee.

(c) The Committee will make a determination concerning the appeal and will give written notice of the decision to the Claimant. This notice will set forth the specific reasons for the decision and will refer to the Plan provisions on which the decision is based. The decision of the Committee on any appeal will be final except as otherwise provided by law.

(d) If the Committee fails to furnish a decision within sixty (60) days after receipt of the appeal, or one-hundred twenty (120) days where the Committee requested additional time, the appeal will be deemed denied.

ARTICLE 7

MISCELLANEOUS

7.1 Rehired Employees.

(a) Rehired During the Severance Period. Notwithstanding any other provision in the Plan, if a terminated Employee is rehired by an Employer during his or her Severance Period, the Employee must notify the Employer who paid the Severance Pay Benefit of such rehire. The Employee must agree to repay the Employer who paid the Severance Pay Benefit the portion of the Severance Pay Benefit already paid that corresponds to the period from the date of rehire to the end of the Severance Period. The date of rehire will be the first day the Employee performs duties for an Employer. If the Employee does not agree to such repayment, then he or she may not be rehired during the Severance Period. Upon repayment of the appropriate portion of the Severance Pay Benefit, the Employee’s service used to compute any subsequent Severance Pay Benefit to which the Employee may become entitled under this Plan shall be calculated from his adjusted hire date. Adjusted hire date shall mean the date from which the Severance Pay Benefit was calculated brought forward by the number of days the Employee was severed from employment during the applicable Severance Period.

(b) Rehired After Severance Period. If an Employee is rehired by an Employer after his or her Severance Period, then the Employee’s first day of service recognized by an Employer following rehire will be used to compute any subsequent Severance Pay Benefit to which the Employee may become entitled under this Plan.

(c) The Extension of Coverage Benefit of an Employee who is rehired by an Employer during his or her Severance Period will cease on the earlier of first day he or she is eligible for medical coverage under any plan of an Employer or the expiration of the Severance Period.

7.2 No Duplication of Benefits; Plan of Acquired Companies . If an Employee receives any other termination, severance or settlement benefit which is based on the same Months of Service as are covered under this Plan, including a payment of back wages under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), the Employee must notify the Employer of such receipt and the Employer is entitled to reimbursement from the Employee to the extent the benefits are duplicative. This section 7.2 will not apply to any benefit received under a state unemployment compensation law. In the case of an Employee of an acquired company who is covered under a plan that provides termination, severance or settlement benefit and the terms of the acquisition agreement by which such company became an Affiliate provide for such plan’s benefits to be paid instead of this Plan’s benefits, then the Employee shall receive the benefit provided by such other plan and not this Plan. The terms of any such agreement may, but are not required to be, set forth in a Supplement to this Plan.

7.3 No Employment Contract . This Plan is voluntary on the part of the Employer and will not be deemed to constitute an employment contract between the Company or an Employer and an Employee, and/or consideration for or an inducement for or condition of the employment of any Employee. Failure to qualify for a benefit under this Plan shall not give any Employee the right to receive any payment from an Employer in lieu of a benefit under this Plan. Neither failure to qualify for a benefit under this Plan, nor qualification for such, shall interfere with the right of the Employer to discharge, terminate or lay off any Employee at any time for any reason.

7.4 Source of Benefits . All Severance Pay Benefits or Extension of Coverage Benefits paid to a terminated Employee under this Plan will be paid from the general assets of the Employer, and the status of the claim of a person to any such benefits will be the same as the status of a claim against the Employer by any general and unsecured creditor. No person will look to, or have any claim against, any officer, director, employee or agent of the Employer or the Company in his or her individual capacity for the payment of any such benefits under this Plan.

7.5 No Assignment Binding Effect . No Employee will have the right to alienate, assign, commute or otherwise encumber his or her Severance Pay Benefit under this Plan for any purpose whatsoever except as provided in Plan section 2.5, and any attempt to do so will be disregarded completely as null and void. The provisions of this Plan will be binding on each Employee, on each person who claims a Severance Pay Benefit on behalf of any such person and on each Employer.

7.6 Governing Law; Venue Limitations Period; Construction . This Plan is intended to be construed under and governed by ERISA, but the laws of the State of Georgia will apply to the extent any state laws are deemed applicable. Any legal action or proceeding hereunder may be brought only following exhaustion of the Employee’s or beneficiary’s administrative remedies and within a period of two years from the date of the Employee’s Termination of Employment, unless other applicable law would permit a longer period of time within which to bring an action. Any such legal action or proceeding may be initiated only in Clinton, Mississippi or the county in which the Employer of the Employee or beneficiary claiming through an Employee has its principal place of business.

7.7 Lost Payees . A Severance Pay Benefit will be sent to the terminated Employee’s last known address. If the check is not cashed and the Participant does not come forward to claim his or her benefits for a period of two years from the Employee’s Termination of Employment, the Severance Pay Benefit will be forfeited.

7.8 Severability . If any of the terms and provisions of this Plan will be invalid or unenforceable, such invalidity or unenforceability will not invalidate or render unenforceable the entire Plan, but rather the entire Plan will be construed as if it does not contain the particular invalid or unenforceable terms or conditions.

7.9 Usage; Construction . Whenever applicable, the masculine gender, when used in the Plan, will include the feminine gender, and the singular will include the plural. Headings and subheadings have been added only for convenience of reference and will have no substantive effect whatsoever.

IN WITNESS WHEREOF, and as evidence of restatement of the Plan, WorldCom, Inc. has caused the same to be executed by its most senior Human Resources Officer.

WORLDCOM, INC.

By:	/s/ Dennis Sickle

Name:	Dennis Sickle
Title:	Senior Vice President, Human Resources